Exhibit 99.1

	CONTACT:	Daniel T. Hendrix
President and Chief Executive Officer
Patrick C. Lynch
Chief Financial Officer
(770) 437-6800

Financial Dynamics:
Christine Mohrmann, Jim Olecki
FOR IMMEDIATE RELEASE		(212) 850-5600

INTERFACE REPORTS FIRST QUARTER 2005 RESULTS
-- First Quarter Sales Up 11.8% Year-Over-Year --
-- First Quarter Operating Income Up 25.4% Year-Over-Year --
-- Income from Continuing Operations of $2.9 million, or $0.06 per share --

ATLANTA, Georgia, April 27, 2005 - Interface, Inc. (Nasdaq: IFSIA), a worldwide floorcoverings and fabrics company, today announced results for the first quarter ended April 3, 2005.

First quarter 2005 results included an 11.8% increase in sales to $234.7 million, from $210.0 million in the year ago period. The first quarter of 2005 contained 13 weeks, compared to 14 weeks last year. Operating income was $17.2 million in the 2005 first quarter, a 25.4% increase over operating income of $13.7 million in the first quarter 2004. As a percentage of sales, operating income improved to 7.3% in the first quarter of 2005 versus 6.5% of sales in the year ago period. Income from continuing operations for the 2005 first quarter was $2.9 million, or $0.06 per share, compared with a loss from continuing operations of $286,000, or $0.01 per share, in the first quarter of last year.

As previously announced, the Company is exiting its owned floorcovering dealer business. Consequently, it is reporting the results of operations for its owned Re:Source dealer businesses (as well as a small Australian dealer business and a small residential fabrics business) as “discontinued operations,” in accordance with accounting standards. These operations yielded a first quarter 2005 after-tax operating loss of $4.8 million. As a result, the Company’s net loss for the first quarter of 2005 was $2.2 million, or $0.04 per share, compared with a net loss in the first quarter of 2004 of $3.0 million, or $0.06 per share. (In the first quarter of 2004, the Company expensed the equivalent of $0.01 per share of costs associated with a bond issuance.)

“We are pleased with our results for the 2005 first quarter, which represent considerable growth during what is typically a seasonally slower period for our business,” said Daniel T. Hendrix, President and Chief Executive Officer. “We saw a continuation of the trends we experienced in 2004, reflecting the positive developments we are seeing in our industry. Strong growth in our modular business drove improving performance for our Company, and we continued to benefit from the ongoing improvements in the corporate office and retail space markets. Overall, sales increased and operating margins continued to expand, and we were encouraged to see the level of order activity remain high during the first quarter. Orders were up 9.1% to $261 million, compared with the first quarter of last year.”

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INTERFACE REPORTS FIRST QUARTER 2005 RESULTS	- 2 -

Mr. Hendrix continued, “During the first quarter, we once again gained market share in our worldwide modular business as we continue to outpace the industry and lead the growth of this market. The ongoing improvement in the corporate office market, coupled with our penetration into other markets, led to a 15.3% increase in worldwide modular sales for the quarter. This growth was primarily driven by the U.S. and Asia-Pacific regions, where strong order flows produced record results. As we predicted, our fabrics business returned to profitability in the first quarter, due to a modest improvement in sales - despite having one less week in the first quarter compared with last year - and the benefits of our past restructuring initiatives. We expect to see further profitability improvements in this business during the course of the year. Our Bentley Prince Street broadloom business posted its third straight quarter of profitability, and we remain confident that our cost-control initiatives and increased manufacturing efficiencies, coupled with an improving market, have this business on track in 2005.”

Patrick C. Lynch, Vice President and Chief Financial Officer of Interface, commented, “Selling, general and administrative expenses improved to 23.0% of sales, versus 24.3% of sales a year ago, reflecting our focus on cost containment, even as we increase our investments in targeted sales and marketing initiatives. We continue to move forward with the divestiture of our dealer business and we are pleased with our progress to date. To date, we have sold or initiated closure of 13 of our 15 dealer locations, and we are on target to achieve our previously stated goal of substantially completing our exit of these activities by the end of the second quarter of 2005.”

Mr. Hendrix concluded, “Overall, we are encouraged by our results for the first quarter and are optimistic, based on current market trends, that the momentum we have generated will continue throughout the remainder of the year. Our focus will remain on leading and shaping the growth of the worldwide modular carpet market across all segments. We also will seek to drive sales in our fabrics and broadloom businesses through segmentation efforts and improving market conditions, while at the same time continuing our process improvements and cost controls. Although raw material pricing remains a challenge, we believe that with the proper execution of our business strategy, we can continue to generate top line growth while improving profitability in all areas of our business.”

The Company will host a conference call tomorrow, April 28, 2005, at 9:00 a.m. Eastern Time, to discuss its first quarter 2005 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access the conference call live over the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=112931&eventID=1049607 or through the Company’s website at http://www.interfaceinc.com/results/investor/. The archived version of the conference call will be available at these sites beginning approximately one hour after the call ends through April 28, 2006 at 11:59 p.m. Eastern Time.

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INTERFACE REPORTS FIRST QUARTER 2005 RESULTS	- 3 -

Interface, Inc. is a recognized leader in the worldwide interiors market, offering floorcoverings and fabrics. The Company is committed to the goal of sustainability and doing business in ways that minimize the impact on the environment while enhancing shareholder value. The Company is the world’s largest manufacturer of modular carpet under the Interface, Heuga, Bentley, Prince Street and FLOR brands, and, through its Bentley Mills and Prince Street brands, enjoys a leading position in the high quality, designer-oriented segment of the broadloom carpet market. The Company is a leading producer of interior fabrics and upholstery products, which it markets under the Guilford of Maine, Toltec, Intek, Chatham and Camborne brands. In addition, the Company provides specialized fabric services through its TekSolutions business and produces InterCell brand raised/access flooring systems.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including risks and uncertainties associated with economic conditions in the commercial interiors industry as well as the risks and uncertainties discussed under the heading “Safe Harbor Compliance Statement for Forward-Looking Statements” included in Item 1 of the Company’s Annual Report on Form 10-K for the fiscal year ended January 2, 2005, which discussion is incorporated herein by this reference, including, but not limited to, the discussion of specific risks and uncertainties under the headings “We compete with a large number of manufacturers in the highly competitive commercial floorcovering products market, and some of these competitors have greater financial resources than we do,” “Sales of our principal products have been and may continue to be affected by adverse economic cycles in the construction and renovation of commercial and institutional buildings,” “Our success depends significantly upon the efforts, abilities and continued service of our senior management executives and our principal design consultant, and our loss of any of them could affect us adversely,” “Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations,” “Our Chairman, together with other insiders, currently has sufficient voting power to elect a majority of our Board of Directors,” “Large increases in the cost of petroleum-based raw materials, which we are unable to pass through to our customers, could adversely affect us,” “Unanticipated termination or interruption of any of our arrangements with our primary third-party suppliers of synthetic fiber could have a material adverse effect on us,” “We have a significant amount of indebtedness which could have important negative consequences to us,” and “Our Rights Agreement could discourage tender offers or other transactions for our stock that could result in shareholders receiving a premium over the market price for our stock.” Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

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INTERFACE REPORTS FIRST QUARTER 2005 RESULTS	- 4 -

Consolidated Condensed Statements of Operations	Three Months Ended
(In thousands, except per share data)	04/03/05	04/04/04

Net Sales	$234,715	$210,033
Cost of Sales	163,576	145,212
Gross Profit	71,139	64,821
Selling, General & Administrative Expense	53,969	51,132
Operating Income	17,170	13,689
Interest Expense	11,578	11,805
Bond Offering Cost	--	1,869
Other Expense (Income), Net	600	790
Income (Loss) Before Taxes	4,992	(775)
Income Tax Expense (Benefit)	2,069	(489)
Income (Loss) from Continuing Operations	2,923	(286)
Discontinued Operations, Net of Tax	(4,762)	(2,743)
Loss on Disposal, Net of Tax	(337)	--
Net Loss	$(2,176)	$(3,029)

Earnings (Loss) Per Share - Basic:
Continuing Operations	$0.06	$(0.01)
Discontinued Operations	(0.09)	(0.05)
Loss on Disposal	(0.01)	--
Earnings (Loss) Per Share - Basic	$(0.04)	$(0.06)

Earnings (Loss) Per Share - Diluted:
Continuing Operations	$0.06	$(0.01)
Discontinued Operations	(0.09)	(0.05)
Loss on Disposal	(0.01)	--
Earnings (Loss) Per Share - Diluted	$(0.04)	$(0.06)

Common Shares Outstanding - Basic	51,326	50,372
Common Shares Outstanding - Diluted	53,079	50,372

Orders from Continuing Operations	260,586	238,845

Continuing Operations Backlog (as of 04/03/05 and 01/02/05, respectively)	104,079	91,700

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INTERFACE REPORTS FIRST QUARTER 2005 RESULTS	- 5 -

Consolidated Condensed Balance Sheets
(In thousands)	04/03/05	01/02/05
Assets
Cash	$23,252	$22,164
Accounts Receivable	142,519	142,228
Inventory	152,515	137,618
Other Current Assets	25,232	22,756
Assets of Businesses Held for Sale	25,911	42,788
Total Current Assets	369,429	367,554
Property, Plant & Equipment	191,818	194,702
Other Assets	309,519	307,542
Total Assets	$870,766	$869,798

Liabilities
Accounts Payable	$63,185	$46,466
Accrued Liabilities	67,760	86,856
Liabilities of Businesses Held for Sale	3,480	5,390
Long-Term Debt	16,807	-
Senior and Senior Subordinated Notes	460,000	460,000
Other Long-Term Liabilities	75,799	76,908
Total Liabilities	687,031	675,620
Shareholders’ Equity	183,735	194,178
Total Liabilities and Shareholders’ Equity	$870,766	$869,798

Consolidated Condensed Statements of Cash Flows	Three Months Ended
(In millions)	04/03/05		04/04/04

Net (Loss)		$(2.2)		$(3.0)
Adjustments for Discontinued Operations		5.1		2.7
Net Income (Loss) from Continuing Operations		$2.9		$(0.3)
Depreciation and Amortization		8.1		9.3
Deferred Income Taxes and Other Non-Cash Items		(5.7)		0.0
Change in Working Capital
Accounts Receivable	(1.0)		5.2
Inventories	(16.2)		(13.2)
Prepaids	(5.7)		(4.5)
Accounts Payable and Accrued Expenses	0.0		0.5
Cash Used in Continuing Operations		(17.6)		(3.0)
Cash Provided from (Used in) Operating Activities of Discontinued Operations		6.2		(2.8)
Cash Used in Operating Activities		(11.4)		(5.8)
Cash Used in Investing Activities		(4.0)		(6.4)
Cash Provided From Financing Activities		17.0		26.5
Effect of Exchange Rate Changes on Cash		(0.5)		(0.1)
Net Increase in Cash		$1.1		$14.2

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INTERFACE REPORTS FIRST QUARTER 2005 RESULTS	- 6 -

Consolidated Condensed Segment Reporting	Three Months Ended
(in millions)	04/03/05	04/04/04	% Change

Net Sales
Modular Carpet	$153.5	$133.1	15.3%
Broadloom	28.0	27.0	3.7%
Fabrics Group	48.5	46.8	3.6%
Specialty Products	4.7	3.1	51.6%
Total	$234.7	$210.0	11.8%

Operating Income (Loss)
Modular Carpet	$16.5	$13.1
Broadloom	0.5	(0.3)
Fabrics Group	1.0	1.4
Specialty Products	0.2	0.1
Corporate Expenses and Eliminations	(1.0)	(0.6)
Total	$17.2	$13.7

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